UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 3, 2026
McKESSON CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13252	94-3207296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6555 State Hwy 161
Irving, TX 75039
(Address of Principal Executive Offices, and Zip Code)
(972) 446-4800
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	MCK	New York Stock Exchange
1.625% Notes due 2026	MCK26	New York Stock Exchange
3.125% Notes due 2029	MCK29	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Retirement of Principal Financial Officer
On March 3, 2026, Britt J. Vitalone, the company’s Executive Vice President and Chief Financial Officer, gave notice of his intention to retire from that role. Mr. Vitalone’s last day as our CFO will be May 28, 2026, and he will remain an employee through July 1, 2026. Mr. Vitalone thereafter will serve as a non-employee advisor to the company as described below under the heading Advisory Arrangement.
Appointment of Principal Financial Officer
On March 4, 2026, Kenny K. Cheung was appointed as the company’s Executive Vice President and Chief Financial Officer, effective as of May 29, 2026, for the term of office provided by Article IV of the company’s By-Laws.
Mr. Cheung, age 44, most recently was employed by Sysco Corporation. As Executive Vice President and Chief Financial Officer there since 2023, he was responsible for financial planning & analysis (FP&A), accounting, audit, tax and corporate finance.
Mr. Cheung was employed by The Hertz Corporation from 2018 to 2023. He served as Chief Financial Officer from 2020 to 2023, where he led the Global Finance organization, overseeing accounting, FP&A, tax, investor relations, internal audit, and treasury. During his tenure, he also played a key leadership role in guiding the company through its Chapter 11 restructuring. From 2018 to 2019, he held several senior finance leadership positions, including Senior Vice President of Global FP&A and CFO of Hertz North America.
Earlier in his career, Mr. Cheung was employed by Nielsen Holdings in operational and finance leadership positions while gaining international experience overseas for more than five years. He began his career at General Electric, where he completed the Financial Management Program, supporting the supply chain and operations divisions as well as FP&A.
Compensation of Principal Financial Officer
In connection with his appointment, Mr. Cheung will receive the following one-time sign‑on awards: a $3,500,000 sign‑on bonus, subject to prorated repayment if his employment terminates prior to the second anniversary of his hire date, except in specified circumstances, and sign‑on restricted stock units to be granted under the company’s 2022 Stock Plan (the “Stock Plan”) with a grant date value of $6,000,000.
Separately, as part of his ongoing compensation package, Mr. Cheung will receive an annual base salary of $1,050,000 and will be eligible to participate in the company’s Management Incentive Plan with a target annual bonus opportunity equal to 125% of his eligible earnings for the applicable performance period. The company will also grant Mr. Cheung equity awards under the Stock Plan consisting of (i) performance stock units for the fiscal years 2027–2029 performance period with a grant date value of $3,450,000 and (ii) restricted stock units with a grant date value of $2,300,000. The restricted stock unit awards will each vest in three equal annual installments beginning on the vesting commencement date specified in the applicable award agreement. The number of units subject to each equity award will be determined in accordance with the company’s equity grant policy.
For more information about the Company’s executive compensation program, please refer to the company's proxy statement that was filed with the Securities and Exchange Commission on June 20, 2025.
Advisory Arrangement
In connection with his retirement as CFO, the company entered into an Advisor Agreement with Mr. Vitalone, effective as of July 2, 2026. Under the Advisor Agreement, Mr. Vitalone will provide advisory services to the company as an independent contractor. As compensation for these services, the company will pay Mr. Vitalone a monthly advisory fee of $50,000. Other than the advisory fee and reimbursement of reasonable expenses, Mr. Vitalone will not be entitled to any additional compensation or employee benefits under the Advisor Agreement.
The foregoing description of the Advisor Agreement does not purport to be complete and is qualified in its entirety by reference to the Advisor Agreement filed as an exhibit to this report.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Advisor Agreement dated March 5, 2026, between Britt J. Vitalone and McKesson Corporation*
99.1	News release issued by McKesson Corporation on March 5, 2026
104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document
* Certain identified information has been excluded from this exhibit because it is both not material and is the type that the Company treats as private or confidential

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 5, 2026

McKesson Corporation

By:	/s/ Michele Lau
Michele Lau
Executive Vice President and Chief Legal Officer